UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2024

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road
Princeton Junction,	New Jersey	08550
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On December 12, 2024, Mistras Group, Inc. (the “Company”) announced the appointment of Hani Hammad, currently the Company’s Executive Vice President and Chief Transformation Officer, to the position of Executive Vice President and Chief Operating Officer (“COO”), effective January 1, 2025. A press release announcing this event is furnished as Exhibit 99.1 to this report.

Mr. Hammad, age 36, joined Mistras as Executive Vice President and Chief Transformation Officer in March 2024. Prior to joining Mistras, Mr. Hammad was a Director at AlixPartners from January 2020 to March 2024, a global consulting firm that advised the Company on its Project Phoenix, which developed plans and strategies to enhance the Company’s profitability and drive process improvements. Mr. Hammad was one of the lead consultants with AlixPartners on Project Phoenix. Prior to joining AlixPartners, from September 2017 to February 2020, Mr. Hammad was a senior manager at The Palmenberg Group, a firm involved with strategy, innovation, venture design and funding for the energy sector. Mr. Hammad received his B.S. in electrical engineering from Louisiana Tech University and a Master’s of Professional Studies, supply chain management from Penn State University.

There has been no transaction since December 31, 2022, or proposed transaction, to which the Company was or is to be a party in which Mr. Hammad had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-K. There are no family relationships between Mr. Hammad and any other officer or director of the Company.

Compensation of Mr. Hammad

In connection with Mr. Hammad’s appointment as Chief Transitional Officer of the Company on March 26, 2024, the Company and Mr. Hammad entered into an employment agreement (the “Employment Agreement”), a copy of which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. The Company and Mr. Hammad are working on modifications to the Employment Agreement to reflect Mr. Hammad’s position as Chief Operating Officer and compensation in that position.

As COO, Mr. Hammad will have an initial annual base salary of $450,000 and will have a target annual bonus opportunity equal to 100% of his base salary (with actual payout ranging between 0% and 200% of target, depending on actual performance). Mr. Hammad will also be eligible for annual equity awards, and, for 2025, the target amount of his equity incentive opportunity will be 100% of his base salary (with the resulting award ranging between 0% and 200% of target, depending on actual performance). The size of subsequent annual equity awards to Mr. Hammad will be determined by the Compensation Committee of the Company’s Board of Directors. In addition, Mr. Hammad receives an annual automobile allowance of $10,100.

The Employment Agreement also provides that if Mr. Hammad’s employment ceases due to a termination by the Company without cause or his resignation with good reason, he will receive the following severance benefits: (i) continuation of his base salary for 12 months; (ii) payment of any earned but unpaid annual incentive award for the preceding calendar year; (iii) a pro rata annual incentive award for the year of his cessation of employment; (iv) accelerated vesting of an award of restricted stock units he received upon his hire as Chief Transformation Officer and of any performance-based restricted stock units previously earned and scheduled to vest in the 12 month period following his cessation of employment; and (v) COBRA continuation coverage at the Company’s expense for 12 months. However, if such cessation of employment occurs during the 90 days preceding or 12 months following a change in control (as defined in the Company’s Amended and Restated 2016 Long-Term Incentive Plan), then Mr. Hammad will receive continuation of his salary for 18 months and in lieu of the pro-rata annual incentive award referenced in clause (iii) above, he will receive a lump sum payment equal to one and one-half of (1.5 times) his target annual bonus opportunity. Any severance benefits payable under the Employment Agreement are conditioned on Mr. Hammad’s execution of a release of claims against the Company and its affiliates.

The Employment Agreement also contains customary provisions regarding confidentiality and ownership of intellectual property, a 12-month post-termination non-competition covenant, and a 24-month post-termination non-solicitation covenant.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, subject to the modifications described above with respect to Mr. Hammad’s role and compensation.

Indemnification Agreement with Mr. Hammad

In connection with Mr. Hammad’s hiring as Chief Transformation Officer, the Company and Mr. Hammad entered into an indemnification agreement with the Company in the form attached as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 7.01 Regulation FD Disclosure

On December 12, 2024, the Company issued a press release announcing the matters described in Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits
99.1 Press release issued by the Company on December 12, 2024

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: December 16, 2024	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General Counsel and Secretary

Exhibit No.	Description
99.1 Press release issued by Mistras Group, Inc. on December 12, 2024